Exhibit 2.4

SECOND AMENDMENT TO

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Second Amendment”), dated as of August 21, 2009, by and between Kevin Jones, an individual residing at 752 Rodeo Circle, Orange, CA 92869 (“Seller”) and Higher One, Inc., a Delaware corporation having a place of business at 25 Science Park, New Haven, Connecticut 06511 (“Buyer”).

RECITALS:

WHEREAS, Seller and Buyer are parties to that certain Intellectual Property Purchase Agreement, dated as of June 9, 2008 as amended by that certain First Amendment to Intellectual Property Agreement, dated as of May 1, 2009 (collectively, the “IP Purchase Agreement”); and

WHEREAS, the parties hereto have agreed to amend the IP Purchase Agreement on the terms set forth herein.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Defined Terms.

(a) The recitals set forth above are hereby incorporated herein by reference.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the IP Purchase Agreement.

Section 2. Amendments to IP Purchase Agreement.

(a) Section 3.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Restrictions During the Escrow Period. During the Escrow Period, neither the Shares held in escrow nor any interest therein may be directly or indirectly transferred, sold, assigned, pledged, hypothecated, or otherwise disposed of except with the prior written consent of the Board of Directors of the Buyer. The Buyer shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Section 3.6, or to treat as the owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Section 3.6. Notwithstanding the foregoing, the Seller may transfer any or all of his Shares (i) to his spouse or children or to a trust or other legal entity established for the benefit of his spouse, children or the Seller, or (ii) under his will or by the laws of intestacy, or (iii) to Dean McCormick, Douglas Connon, Shellie Parker and/or Matthew McLellan, (each a “Permitted Transfer”); provided, in each case referred to in clause (i), (ii) or (iii), that (A) such Shares shall remain subject to this Agreement, (B) such permitted transferee shall, as a condition to such transfer, deliver to the Buyer a written instrument confirming that such transferee shall be bound by this Agreement, and (C) such permitted transferee shall make representations and warranties to the Buyer substantially in the form of Sections 4.1(i) through (l) hereof;

and provided further that, with respect to a Permitted Transfer referenced in clause (iii), (A) the aggregate number of Shares transferred to such transferees may not exceed five percent (5%) of all of the Shares, and (B) any such Shares so transferred shall remain subject to the Repurchase Right on a pro rata basis with the Shares not so transferred by the Seller.”

(b) The IP Purchase Agreement is hereby amended in accordance with the terms hereof, and this Second Amendment and the IP Purchase Agreement shall hereafter be one agreement and any reference to the IP Purchase Agreement in any document, instruments or agreement shall hereafter mean and include the IP Purchase Agreement as amended hereby. Except as specifically amended hereby, the IP Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof.

Section 3. Miscellaneous.

(a) Governing Law. This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of law principles.

(b) Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(c) Facsimiles and Email. The parties hereby agree that delivery by facsimile transmission or email of signature pages hereto signed on behalf of the parties hereto shall constitute effective and binding execution and delivery of this Second Amendment by such parties.

(d) Severability. If any provision of this Second Amendment, or the application thereof to any party hereto, shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Second Amendment which can be given effect without the invalid and unenforceable provision or application, and to this end the parties hereto agree that the provisions of this Second Amendment are and shall be severable.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Second Amendment as of the date first above written.

SELLER

/s/ Kevin B. Jones
Kevin Jones

BUYER

HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	CFO